Exhibit 99.1

CONTACT:

Media: 269-923-7405 or Media@whirlpool.com

Financial: Angela Hersil, 269-923-2641 or Investor_relations@whirlpool.com

WHIRLPOOL SUBSIDIARY SETTLES COLLECTION DISPUTE WITH BANCO SAFRA S.A.

Benton Harbor, Mich. – June 22, 2011 – Whirlpool Corporation (NYSE: WHR) today announced that its Brazilian subsidiary has reached an agreement to settle all claims related to a long standing dispute in Brazil with Banco Safra S.A. This agreement ends the uncertainty associated with continuing appeals within the Brazilian court system after two decades of litigation.

As previously disclosed, the Brazilian trial court entered a final and non-appealable judgment against Whirlpool Corporation’s Brazilian subsidiary in 2000. The judgment related to the enforceability of an unauthorized loan entered into in 1989 by an employee of Embraco, (which subsequently became part of Whirlpool Corporation’s Brazilian subsidiary) who was terminated in that same year. After that judgment, numerous calculation factors that could be used to determine the final payment remained in dispute. In order to bring finality to a case with a wide range of potential outcomes and significant uncertainties, the subsidiary agreed to settle with Banco Safra S.A. for 959 million Brazilian reais (equivalent to approximately $603 million), in two installments, the first of 469 million reais (equivalent to approximately $295 million) planned for the third quarter of this year, and the second of 490 million reais (equivalent to approximately $308 million) planned for the first quarter of 2012. The agreement is subject to the approval of the Brazilian court, which is expected to consider and approve the settlement in the next thirty (30) days.

The settlement amount is within the range between the previously disclosed accrual and the previously disclosed maximum exposure, which as of March 31, 2011, could have been as high as $1.1 billion.

Whirlpool Corporation will record an additional charge of approximately $439 million within interest and sundry income (expense) in the second quarter of 2011 to reflect the full amount of the agreement. The aggregate after tax earnings impact of the settlement will be approximately $290 million, or approximately $3.70 per share. Whirlpool intends to fund the settlement from available cash.

Jeff M. Fettig, Chairman and CEO of Whirlpool Corporation, said, “We are bringing final closure to a case that has been before the Brazilian courts for 22 years. Given the recent opportunity to settle the case, and after fully considering all of the circumstances, the uncertainty and potential outcomes, it was a prudent decision and in the best interest of the Company and its stockholders to settle this case now.”

Whirlpool has adjusted its earnings and free cash flow outlook for the full year 2011, solely to reflect the result of the settlement. Whirlpool now expects to report diluted earnings per share of $8.30 to $9.30 for the full year, which is consistent with the Company’s prior full year guidance absent this settlement charge. The Company now expects to generate free cash flow between $160 million and $260 million. This outlook includes U.S. cash pension contributions of approximately $300 million.

	2011 Outlook without settlement			2011 Outlook with settlement			2011 Outlook change
Diluted earnings per share	$12.00	-	13.00	$8.30	-	$9.30	(3.70)	-	(3.70)

This settlement does not modify the Company’s business or liquidity priorities, which include returning to pre-recession credit ratings, funding the business through capital and engineering spending to support innovation and productivity initiatives, funding its pension plan and term debt liabilities, and return to shareholders, including current dividend levels.

The table below reconciles projected 2011 cash provided by (used in) operating activities determined in accordance with generally accepted accounting principles in the United States (GAAP) to free cash flow, a non-GAAP measure. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing Whirlpool’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from Whirlpool Corporation’s calculations. Whirlpool defines free cash flow as cash provided by continuing operations after capital expenditures and proceeds from the sale of assets/businesses.

(millions of dollars)	2011 Outlook without settlement			2011 Outlook with settlement			2011 Outlook change
Cash provided by (used in) operating activities	$997	-	1,100	$757	-	860	$(240)	-	(240)
Capital Expenditures	(600)	-	(650)	(600)	-	(650)	—	-	—
Proceeds from sale of assets	3	-	50	3	-	50	—	-	—

Free Cash Flow	$400	-	500	$160	-	260	$(240)	-	(240)

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of more than $18 billion in 2010, 71,000 employees, and 66 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht, and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at www.Whirlpoolcorp.com.

Whirlpool Additional Information

This document contains forward-looking statements, which include full-year projections about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) product liability and product recall costs; (5) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (6) the effects and costs of governmental investigations or related actions by third parties; (7) the ability of Whirlpool to manage foreign currency fluctuations; (8) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (9) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (10) inventory and other asset risk; (11) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (12) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (13) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (14) Whirlpool’s ability to obtain and protect intellectual property rights; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; and (18) changes in the legal and regulatory environment including environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.